Exhibit 99.(a)(7)


                             THE LAZARD FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


         The Lazard Funds, Inc. (the "Corporation"), a Maryland corporation having its principal office in the state of Maryland in Baltimore City, certifies that:

                  FIRST: The Board of Directors has classified 50,000,000 authorized but unissued shares of the Corporation's unclassified Common Stock as 50,000,000 shares of the Corporation's Lazard Global Equity Portfolio Class Common Stock and has further reclassified 50,000,000 unissued shares of the Corporation's Class A Common Stock as 50,000,000 shares of the Corporation's Lazard Bantam Value Portfolio Class Common Stock and has further reclassified 50,000,000 unissued shares of the Corporation's Class A Common Stock as 50,000,000 shares of the Corporation's Emerging World Funds Portfolio Class Common Stock. Each share of the Lazard Global Equity Portfolio Class Common Stock, Lazard Bantam Value Portfolio Class Common Stock, and Lazard Emerging World Funds Portfolio Class Common Stock, and Lazard Emerging World Funds Portfolio Class Common Stock as here classified or reclassified shall have and be subject to all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of or rights to require redemption set forth in the Article FIFTH of the Articles of Incorporation of the Corporation and shall also be subject to the other provisions of the Articles of Incorporation relating generally to the capital stock of the Corporation.

                  SECOND: The stock has been classified and reclassified by the Board of Directors under authority contained in the Articles of Incorporation.

         IN WITNESS WHEREOF, the Lazard Funds, Inc. has executed these Articles Supplementary as of October 16, 1995. The authorized officer who executed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties for perjury that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to their authorization and approval are true in all material respects.

                                               THE LAZARD FUNDS, INC.

                                               By: /s/ Herbert W. Gullquist
                                                   ---------------------------
                                                   Herbert W. Gullquist
                                                   President
WITNESS:

/s/ William G. Butterly, III
-------------------------------
William G. Butterly, III
Secretary